Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick Corporate Secretary (631) 537-1001, ext. 263

BRIDGE BANCORP, INC. ANNOUNCES YEAR END 2004 RESULTS OF OPERATIONS
Bridge Continues Trend of Record Earnings

(Bridgehampton, NY - January 28, 2005)  Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTCBB: BDGE), the holding company of The Bridgehampton National Bank (the “Bank”), announced the results of operations for the year ended December 31, 2004. The Company continued its trend of record earnings, posting net income of $10,377,000 for 2004, up 8.1% over $9,598,000 for 2003. Diluted earnings per share increased to $1.64 per share for 2004 from $1.53 per share for the prior year. Share and per share amounts have been adjusted for the three-for-two stock split, in the form of a stock dividend, effective July 9, 2004.

Earnings for the quarter ended December 31, 2004 increased to $2,547,000, 14.4% over the same period last year.

Thomas J. Tobin, President and Chief Executive Officer commented on the Company’s year-end results, “We are proud to report results of operations that reflect the high performance standards we consistently strive for. We met significant challenges successfully producing returns on average equity of 22.8% and average assets of 1.89%. Sound balance sheet management contributed to growth in net interest income of 5.2% or $1,205,000 over the prior year. Non interest income grew 15.4% primarily from the successful operation of Bridge Abstract, demonstrating the relevance of our efforts to diversify our income stream. Total assets grew 7.0% despite ever increasing competition in our markets. Our capital levels position us well for future growth.”

Mr. Tobin continued, “For the year we added $300,000 to the allowance for loan losses on loan growth of 8.4% or $22,946,000 over the prior year end. Total deposits were up 2.7% to $469,311,000 at December 31, 2004 compared to December 31, 2003. Total average deposits grew 9.0% year over year. Looking forward, we are committed to growing our franchise through branch expansion, as well as building share in existing markets. While 2004 presented economic, regulatory and competitive hurdles, we recognize that there are additional challenges on the landscape in 2005. We will need to continue the Company’s growth trends to offset anticipated lower interest margins, while at the same time we expect that competition for loans and deposits will continue to intensify. Achievement of our growth goals demands continued focus on the Bank’s value-added business model, and we will proactively explore new opportunities for non interest income generation.”

Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick Corporate Secretary (631) 537-1001, ext. 263

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on April 29, 2005 at 11:00 a.m., in the Community Room, Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.

The Bridgehampton National operates retail branches in Bridgehampton, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, and Southold. The Bank is currently in the process of establishing its twelfth branch office in Westhampton Beach, NY.

Please see the attached Five Year Summary of Operations for selected financial data.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, prevailing economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality and composition of the Bank’s loan and investment portfolios, changes in management’s business strategies, changes in accounting principles, policies or guidelines, changes in real estate values and other economic, competitive, governmental, regulatory and technological factors affecting the Bank’s operations, markets, products, services and prices. The forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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Five-Year Summary of Operations
(In thousands, except per share data and financial ratios)
(Unaudited)

December 31,	2004	2003	2002	2001	2000
Selected Financial Data:
Securities available for sale	$204,021	$195,341	$182,416	$127,102	$115,537
Securities held to maturity	21,213	14,396	11,023	16,159	11,314
Total loans	296,134	273,188	248,388	215,362	201,092
Total assets	547,200	511,613	463,986	393,523	354,642
Total deposits	469,311	457,159	406,409	357,155	313,379
Total stockholders’ equity	47,213	42,794	39,971	32,861	28,788

Year Ended December 31,
Selected Operating Data:
Total interest income	$26,923	$25,968	$26,486	$27,009	$25,458
Total interest expense	2,351	2,601	4,490	7,868	8,753
Net interest income	24,572	23,367	21,996	19,141	16,705
Provision for loan losses	300	-	220	323	105

Net interest income after provision for loan losses	24,272	23,367	21,776	18,818	16,600
Total other income	5,440	4,716	3,405	2,419	1,734
Total other expenses	13,564	12,997	11,942	11,198	10,234

Income before income taxes	16,148	15,086	13,239	10,039	8,100
Provision for income taxes	5,771	5,488	4,722	3,292	2,464
Net income	$10,377	$9,598	$8,517	$6,747	$5,636

December 31,
Selected Financial Ratios and Other Data:
Return on average equity	22.82%	22.58%	23.93%	21.41%	22.41%
Return on average assets	1.89%	1.91%	1.90%	1.73%	1.62%
Average equity to average assets	8.30%	8.46%	7.96%	8.06%	7.23%
Dividend payout ratio (1)	43.39%	50.98%	29.57%	34.27%	36.83%
Diluted earnings per share	$1.64	$1.53	$1.37	$1.07	$0.88
Basic earnings per share	$1.66	$1.55	$1.38	$1.07	$0.89
Cash dividends declared per common share (1)	$0.72	$0.78	$0.41	$0.37	$0.33

(1)    On December 15, 2003, the Company declared a special dividend of approximately $1,660,000, or $0.27 per share.

Amounts have been restated for a three-for-two stock split, in the form of a stock dividend, effective July 9, 2004.